Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sensus Healthcare, Inc. on Form S-1 [FILE NO. 333-_____] of our report dated February 9, 2016, with respect to our audits of the financial statements of Sensus Healthcare, Inc. as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 appearing on Form S-1 [FILE NO. 333-209451], as amended, which was declared effective on June 2, 2016. We also consent to the reference to our firm under the heading “Experts” appearing in the Form S-1 [FILE NO. 333-209451].

/s/ Marcum llp

West Palm Beach, FL

June 2, 2016